Exhibit 99.1

Contact:   Michael R. Sand,
                  President & CEO
  Dean J. Brydon, CFO
                   (360) 533-4747
                  www.timberlandbank.com

Timberland Bancorp Earnings Per Share Increased 24% to $0.42 for its Second Fiscal Quarter of 2017
•	Reports Record Company Profitability for the First Half of Fiscal 2017
•	Earnings per Share Increased 25% to $0.86 for the First Six Months of Fiscal 2017

HOQUIAM, WA – April 25, 2017 - Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported net income of $3.13 million, or $0.42 per diluted common share, for its second fiscal quarter ended March 31, 2017.  This compares to net income of $2.38 million, or $0.34 per diluted common share, for the quarter ended March 31, 2016, and net income of $3.15 million, or $0.43 per diluted common share, for the preceding quarter ended December 31, 2016.

For the first six months of fiscal 2017, Timberland earned $6.28 million, or $0.86 per diluted common share, an increase in net income of 28% and an increase in earnings per diluted common share ("EPS") of 25% from the $4.91 million, or $0.69 per diluted common share, reported for the first six months of fiscal 2016.

Timberland's Board of Directors also declared a quarterly dividend of $0.11 per common share, payable on May 26, 2017 to shareholders of record on May 12, 2017.

"We continue to see solid growth opportunities in the Western Washington markets we serve," stated Michael R. Sand, President and CEO.  "Growth in assets to a Company record $947 million contributed to higher revenues and increased profitability for the first half of our current fiscal year.  Revenue for this period increased 12% while expenses increased 4%, resulting in a 25% increase in our earnings per share compared to the first half of the prior fiscal year.  We continue to see strong loan demand in our markets and remain pleased that core deposit growth has been sufficient to fund the Bank's loan growth."

Second Fiscal Quarter 2017 Earnings and Balance Sheet Highlights (at or for the period ended March 31, 2017, compared to December 31, 2016, or March 31, 2016):

   Earnings Highlights:
•	EPS increased 24% to $0.42 from $0.34 for the comparable quarter one year ago;
•	Net income increased 31% to $3.13 million from $2.38 million for the comparable quarter one year ago;
•	EPS for the first six months of fiscal 2017 increased 25% to $0.86 from $0.69 for the first six months of fiscal 2016;
•	Return on average equity and return on average assets for the current quarter were 12.24% and 1.35%, respectively;
•	Net interest margin remained strong at 3.88% for the current quarter;
•	Operating revenue increased 11% from the comparable quarter one year ago; and
•	Non-interest income increased 13% from the comparable quarter one year ago.

   Balance Sheet Highlights:
•	Total assets increased 11% year-over-year and 2% from the prior quarter;
•	Net loans receivable increased 9% year-over-year and 1% from the prior quarter;
•	Total deposits increased 14% year-over-year and 2% from the prior quarter;
•	Other real estate owned ("OREO") and other repossessed assets decreased 45% year-over-year and 8% from the prior quarter;
•	Non-performing assets decreased 42% year-over-year and 12% from the prior quarter to 0.60% of total assets; and
•	Book and tangible book values per common share were $14.27 and $13.50, respectively, at March 31, 2017.

Timberland Fiscal Q2 2017 Earnings
April 25, 2017

Operating Results

Operating revenue (net interest income before the recapture of loan losses, plus non-interest income excluding other than temporary impairment ("OTTI") charges on investment securities) increased 11% to $11.30 million for the current quarter from $10.21 million for the comparable quarter one year ago and decreased 2% from $11.53 million for the preceding quarter. Operating revenue increased 12% to $22.83 million for the first six months of fiscal 2017 from $20.44 million for the comparable period one year ago.

Net interest income for the current quarter increased 10% to $8.45 million from $7.67 million for the comparable quarter one year ago and increased 2% from $8.31 million for the preceding quarter.  The increased net interest income for the current quarter compared to the preceding quarter was primarily due to an increase in the amount of non-accrual interest collected.  For the first six months of fiscal 2017, net interest income increased 9% to $16.76 million from $15.38 million for the first six months of fiscal 2016.

The net interest margin for the current quarter was 3.88% compared to 3.91% for the preceding quarter and 3.92% for the comparable quarter one year ago.  The net interest margin for the current quarter was increased by approximately nine basis points due to the collection of $204,000 of non-accrual interest.  The net interest margin for the preceding quarter was increased by approximately one basis point due to the collection of $21,000 of non-accrual interest.  The net interest margin for the comparable quarter one year ago was increased by approximately 12 basis points due to the collection of $189,000 in pre-payment penalties and the collection of $46,000 of non-accrual interest.  Timberland's net interest margin for the first six months of fiscal 2017 was 3.90% compared to 3.96% for the first six months of fiscal 2016.

Non-interest income increased 13% to $2.85 million from $2.51 million for the comparable quarter one year ago and decreased 11% from $3.22 million for the preceding quarter.  The decrease in non-interest income for the current quarter compared to the preceding quarter was primarily due to a $283,000 decrease in gain on sale of loans and smaller decreases in several other categories.  The decrease in gain on sale of loans was primarily due to a decrease in the dollar volume of fixed-rate one- to four-family loans sold during the current quarter.   Fiscal year-to-date non-interest income increased 21% to $6.07 million from $5.03 million for the first six months of fiscal 2016.

Total operating (non-interest) expenses for the current quarter increased 1% to $6.86 million from $6.81 million for the preceding quarter and increased 3% from $6.63 million for the comparable quarter one year ago.  The increased expenses for the current quarter compared to the preceding quarter were primarily due to a $75,000 increase in salaries and employee benefits and smaller increases in several other categories.  These increases were partially offset by a $95,000 decrease in loan administration and foreclosure expense and smaller decreases in several other categories.  The increase in salaries and employee benefits expense was primarily due to a decrease in loan originations during the current quarter compared to the prior quarter and a corresponding reduction in the amount of loan origination fees collected.  Under generally accepted accounting principles ("GAAP"), the portion of a loan origination fee that is attributable to the estimated employee costs to generate the loan is recorded as a reduction of salaries and employee benefits expense.  The decrease in loan administration and foreclosure expense was primarily due to the recovery of $75,000 in legal and foreclosure related expenses on a troubled debt restructured loan ("TDR") that paid off during the quarter.  The efficiency ratio for the current quarter was 60.67% compared to 65.09% for the comparable quarter one year ago and 59.07% for the preceding quarter.  Fiscal year-to-date operating expenses increased 4% to $13.67 million from $13.11 million for the first six months of fiscal 2016.  The efficiency ratio for the first six months of fiscal 2017 improved to 59.86% from 64.21% for the first six months of fiscal 2016.

The provision for income taxes remained level at $1.57 million for the current quarter and the preceding quarter.  The effective tax rate was 33.4% for the current quarter compared to 33.3% for the quarter ended December 31, 2016.

Balance Sheet Management

Total assets increased 2% to $946.68 million at March 31, 2017 from $923.75 million at December 31, 2016.  The increase was primarily due to a $12.57 million increase in cash and cash equivalents and a $6.94 million increase in net loans receivable.  These increases were primarily funded by an $18.88 million increase in deposits during the quarter.

Liquidity, as measured by cash and cash equivalents, CDs held for investment and available for sale investments securities, was 24.0% of total liabilities at March 31, 2017, compared to 23.1% at December 31, 2016, and 21.6% one year ago.

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Net loans receivable increased $6.94 million, or 1%, to $676.08 million at March 31, 2017, from $669.14 million at December 31, 2016.  The increase was primarily due to an $11.12 million increase in multi-family mortgage loans, a $3.51 million increase in land loans, a $3.40 million increase in one- to four-family mortgage loans, a $3.01 million increase in custom and owner/builder one- to four-family construction loans, a $2.14 million increase in commercial construction loans, and a $1.62 million increase in commercial real estate loans.  These increases were partially offset by an $11.03 million decrease in multi-family construction loans, a $5.56 million increase in the amount of undisbursed construction loans in process and smaller decreases in several other categories.  The increase in multi-family mortgage loans and the decrease in multi-family construction loans was primarily due to several multi-family construction projects being completed and converting to permanent financing.

LOAN PORTFOLIO
($ in thousands)	March 31, 2017		December 31, 2016		March 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$122,889	16%	$119,485	16%	$117,465	17%
Multi-family	63,181	8	52,062	7	42,666	6
Commercial	325,120	44	323,496	44	290,817	43
Construction - custom and
owner/builder	99,304	13	96,292	13	69,817	10
Construction - speculative one-to four-family	5,311	1	6,133	1	6,384	1
Construction - commercial	10,762	2	8,627	1	22,487	3
Construction - multi-family	11,057	2	22,092	3	20,570	3
Land	25,866	3	22,359	3	24,322	4
Total mortgage loans	663,490	89	650,546	88	594,528	87

Consumer loans:
Home equity and second
mortgage	38,024	5	37,602	5	37,144	5
Other	3,527	--	4,523	1	4,380	1
Total consumer loans	41,551	5	42,125	6	41,524	6

Commercial business loans (b)	42,603	6	42,657	6	43,355	7
Total loans	747,644	100%	735,328	100%	679,407	100%
Less:
Undisbursed portion of
construction loans in
process	(59,724)		(54,161)		(44,465)
Deferred loan origination
fees	(2,251)		(2,184)		(2,048)
Allowance for loan losses	(9,590)		(9,843)		(10,043)
Total loans receivable, net	$676,079		$669,140		$622,851

_______________________
(a)	Does not include one- to four-family loans held for sale totaling $5,542, $2,008 and $1,584 at March 31, 2017, December 31, 2016, and March 31, 2016, respectively.
(b)	Does not include commercial business loans held for sale totaling $256 at March 31, 2017.

Timberland originated $79.50 million in loans during the quarter ended March 31, 2017, compared to $59.58 million for the comparable quarter one year ago and $90.15 million for the preceding quarter.  Timberland continues to sell fixed rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest

Timberland Fiscal Q2 2017 Earnings
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income.  Timberland also (on a much smaller volume) sells the guaranteed portion of U.S. Small Business Administration ("SBA") loans.  During the second quarter of fiscal 2017, fixed-rate one- to four-family mortgage loans and SBA loans totaling $15.01 million were sold compared to $13.94 million for the comparable quarter one year ago and $24.20 million for the preceding quarter.

Timberland's investment securities decreased $108,000, or 1%, during the quarter to $8.60 million at March 31, 2017, from $8.71 million at December 31, 2016, primarily due to scheduled amortization.

DEPOSIT BREAKDOWN ($ in thousands)
	March 31, 2017		December 31, 2016		March 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing demand	$186,239	23%	$176,382	22%	$148,980	21%
NOW checking	214,488	27	207,415	26	188,108	27
Savings	138,518	17	131,124	17	115,461	16
Money market	118,791	15	122,026	15	100,903	14
Money market – brokered	8,665	1	6,912	1	7,591	1
Certificates of deposit under $100	74,281	9	76,951	10	81,350	11
Certificates of deposit $100 and over	64,658	8	65,956	9	66,448	9
Certificates of deposit – brokered	3,212	--	3,209	--	3,197	1
Total deposits	$808,852	100%	$789,975	100%	$712,038	100%

Total deposits increased $18.88 million, or 2%, during the current quarter to $808.85 million at March 31, 2017, from $789.98 million at December 31, 2016.  The current quarter's increase was primarily due to a $9.86 million increase in non-interest bearing demand account balances, a $7.39 million increase in savings account balances and a $7.07 million increase in negotiable order of withdrawal ("NOW") checking account balances.  These increases were partially offset by a $3.97 million decrease in certificates of deposit account balances and a $1.48 million decrease in money market account balances.

Shareholders' Equity

Total shareholders' equity increased $5.20 million to $104.83 million at March 31, 2017, from $99.63 million at December 31, 2016.  The increase in shareholders' equity was primarily due to net income of $3.13 million for the quarter and $2.50 million in proceeds received from the exercise of a stock warrant.  These increases to shareholders' equity were partially offset by dividend payments of $808,000 to shareholders.

The stock warrant (which allowed the holder to purchase 370,899 shares of the Company's common stock at an exercise price of $6.73 at any time through December 23, 2018) was granted in December 2008 to the U.S. Treasury Department ("Treasury") as part of the Company's participation in the Treasury's Troubled Asset Relief Program ("TARP").  In June 2013, the Treasury sold the stock warrant to private investors.  On January 31, 2017, the stock warrant was exercised and 370,899 shares of the Company's common stock were issued in exchange for $2.50 million.

Timberland did not repurchase shares of its common stock during the quarter and, at March 31, 2017, had 221,893 shares authorized to be purchased in accordance with the terms of its existing stock repurchase plan.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 17.02% and a Tier 1 leverage capital ratio of 10.89%.

Timberland recorded a $250,000 loan loss reserve recapture (which added approximately $0.02 to diluted earnings per share) during the quarter ended March 31, 2017 as asset quality metrics continued to improve.  The non-performing assets to total assets ratio improved to 0.60% at March 31, 2017 from 0.70% at December 31, 2016 and 1.16% one year ago.

Timberland Fiscal Q2 2017 Earnings
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Timberland had net charge-offs of $3,000 for the current quarter compared to a net recovery of $17,000 for the preceding quarter and a net recovery of $154,000 for the comparable quarter one year ago.  The allowance for loan losses was 1.40% of loans receivable at March 31, 2017.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 34% to $2.66 million at March 31, 2017, from $4.06 million at December 31, 2016, and decreased 27% from $3.67 million one year ago.  Non-accrual loans decreased 20% to $1.89 million at March 31, 2017, from $2.36 million at December 31, 2016, and decreased 44% from $3.39 million one year ago.

NON-ACCRUAL LOANS	March 31, 2017		December 31, 2016		March 31, 2016
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage loans:
One- to four-family	$820	6	$846	7	$1,365	11
Commercial	314	1	--	--	1,129	3
Construction	--	--	367	1	--	--
Land	296	2	735	5	451	3
Total mortgage loans	1,430	9	1,948	13	2,945	17

Consumer loans:
Home equity and second
mortgage	383	5	387	5	413	7
Other	27	1	29	1	33	1
Total consumer loans	410	6	416	6	446	8

Commercial business loans	54	2	--	--	--	--
Total loans	$1,894	17	$2,364	19	$3,391	25

OREO and other repossessed assets decreased 45% to $3.01 million at March 31, 2017, from $5.46 million at March 31, 2016, and decreased 8% from $3.25 million at December 31, 2016.  At March 31, 2017, the OREO and other repossessed asset portfolio consisted of 17 individual real estate properties.  During the quarter ended March 31, 2017, four OREO properties and one other repossessed asset totaling $381,000 were sold for a net gain of $49,000.

OREO and OTHER REPOSSESSED ASSETS	March 31, 2017		December 31, 2016		March 31, 2016
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$411	2	$456	3	$1,645	7
Commercial	637	3	636	3	446	2
Land	1,957	12	2,095	13	3,300	18
Mobile home	--	--	67	1	67	1
Total	$3,005	17	$3,254	20	$5,458	28

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP

Timberland Fiscal Q2 2017 Earnings
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measure.  Tangible common equity is calculated as shareholders' equity less goodwill.  In addition, tangible assets are total assets less goodwill.

The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	March 31, 2017	December 31, 2016	March 31, 2016

Shareholders' equity	$104,829	$99,634	$92,262
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible common equity	$99,179	$93,984	$86,612

Total assets	$946,682	$923,751	$851,962
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible assets	$941,032	$918,101	$846,312

Subsequent Event
In April 2017, the Company received a payoff on a $2.24 million TDR.   As part of the TDR repayment, the Company also recovered, to the allowance for loan losses, $1.06 million in previously charged off amounts and $718,000 in non-accrual interest.  This subsequent event had no financial impact on the quarter ended March 31, 2017.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).  Timberland ranked 8th in the recent release of the S&P Global Market Intelligence ranking of the top performing 50 largest public thrifts as of December 31, 2016.  The ranking was based on six metrics which included: return on average assets, return on average common tangible equity, efficiency ratio, median three-year growth rate in tangible common equity per share, non-performing loans to total loans and net charge-offs to average loans.

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could."  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets;

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inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

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TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	March 31,	Dec 31,	March 31,
(unaudited)	2017	2016	2016
Interest and dividend income
Loans receivable	$8,840	$8,788	$8,306
Investment securities	68	70	74
Dividends from mutual funds and FHLB stock	12	24	39
Interest bearing deposits in banks	379	281	231
Total interest and dividend income	9,299	9,163	8,650

Interest expense
Deposits	545	543	507
FHLB borrowings	302	307	472
Total interest expense	847	850	979
Net interest income	8,452	8,313	7,671

Recapture of loan losses	(250)	--	--
Net interest income after recapture of loan losses	8,702	8,313	7,671

Non-interest income
OTTI on investment securities, net	--	--	(23)
Service charges on deposits	1,090	1,105	937
ATM and debit card interchange transaction fees	793	800	710
Gain on sale of loans, net	406	689	393
Bank owned life insurance ("BOLI") net earnings	136	137	137
Servicing income on loans sold	99	97	55
Other	327	388	304
Total non-interest income, net	2,851	3,216	2,513

Non-interest expense
Salaries and employee benefits	3,755	3,680	3,466
Premises and equipment	776	755	771
Advertising	167	162	193
OREO and other repossessed assets, net	(12)	30	195
ATM and debit card processing	350	311	331
Postage and courier	120	95	110
State and local taxes	152	155	138
Professional fees	199	201	117
FDIC insurance	107	113	127
Other insurance	33	33	33
Loan administration and foreclosure	(1)	94	95
Data processing and telecommunications	464	450	474
Deposit operations	240	309	234
Other	507	422	345
Total non-interest expense	6,857	6,810	6,629

(Statement continued on following page)

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	Three Months Ended
	March 31,	Dec. 31,	March 31,
	2017	2016	2016
Income before income taxes	$ 4,696	$ 4,719	$ 3,555
Provision for income taxes	1,568	1,572	1,175
Net income	$ 3,128	$ 3,147	$ 2,380

Net income per common share:
Basic	$0.44	$0.46	$0.35
Diluted	0.42	0.43	0.34

Weighted average common shares outstanding:
Basic	7,135,083	6,862,749	6,846,527
Diluted	7,379,353	7,235,515	7,080,005

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TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts)	March 31,	March 31,
(unaudited)	2017	2016
Interest and dividend income
Loans receivable	$17,628	$16,735
Investment securities	138	143
Dividends from mutual funds and FHLB stock	37	61
Interest bearing deposits in banks	660	402
Total interest and dividend income	18,463	17,341

Interest expense
Deposits	1,088	1,012
FHLB borrowings	610	948
Total interest expense	1,698	1,960
Net interest income	16,765	15,381
Recapture of loan losses	(250)	--
Net interest income after recapture of loan losses	17,015	15,381

Non-interest income
OTTI on investment securities, net	--	(23)
Service charges on deposits	2,195	1,909
ATM and debit card interchange transaction fees	1,593	1,409
Gain on sale of loans, net	1,095	787
BOLI net earnings	274	273
Servicing income on loans sold	196	120
Other	715	556
Total non-interest income, net	6,068	5,031

Non-interest expense
Salaries and employee benefits	7,435	6,936
Premises and equipment	1,531	1,531
Advertising	329	398
OREO and other repossessed assets, net	18	438
ATM and debit card processing	662	653
Postage and courier	214	211
State and local taxes	308	270
Professional fees	399	247
FDIC insurance	221	234
Other insurance	66	65
Loan administration and foreclosure	93	124
Data processing and telecommunications	914	924
Deposit operations	549	406
Other	929	670
Total non-interest expense	13,668	13,107

(Statement continued on following page)

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	Six Months Ended
	March 31,	March 31,
	2017	2016
Income before income taxes	$9,415	$7,305
Provision for income taxes	3,140	2,397
Net income	$6,275	$4,908

Net income per common share:
Basic	$0.90	$0.72
Diluted	0.86	0.69

Weighted average common shares outstanding:
Basic	6,997,420	6,858,190
Diluted	7,306,644	7,081,945

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TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2017	2016	2016
Assets
Cash and due from financial institutions	$ 17,060	$ 16,598	$ 17,121
Interest-bearing deposits in banks	130,980	118,872	92,908
Total cash and cash equivalents	148,040	135,470	110,029

Certificates of deposit ("CDs") held for investment, at cost	52,934	53,432	52,524
Investment securities:
Held to maturity, at amortized cost	7,326	7,418	7,743
Available for sale, at fair value	1,272	1,288	1,365
FHLB stock	2,307	2,204	2,804
Loans held for sale	5,798	2,008	1,584

Loans receivable	685,669	678,983	632,894
Less: Allowance for loan losses	(9,590)	(9,843)	(10,043)
Net loans receivable	676,079	669,140	622,851

Premises and equipment, net	18,013	17,816	16,355
OREO and other repossessed assets, net	3,005	3,254	5,458
BOLI	18,994	18,858	18,443
Accrued interest receivable	2,443	2,443	2,232
Goodwill	5,650	5,650	5,650
Mortgage servicing rights, net	1,710	1,706	1,488
Other assets	3,111	3,064	3,436
Total assets	$946,682	$923,751	$851,962

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand	$ 186,239	$ 176,382	$ 148,980
Deposits: Interest-bearing	622,613	613,593	563,058
Total deposits	808,852	789,975	712,038

FHLB borrowings	30,000	30,000	45,000
Other liabilities and accrued expenses	3,001	4,142	2,662
Total liabilities	841,853	824,117	759,700

Shareholders' equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,345,477 shares issued and outstanding – March 31, 2017 6,956,568 shares issued and outstanding – December 31, 2016 6,933,068 shares issued and outstanding – March 31, 2016	12,986	10,188	9,698
Unearned shares issued to Employee Stock Ownership Plan ("ESOP")	(529)	(595)	(793)
Retained earnings	92,550	90,230	83,643
Accumulated other comprehensive loss	(178)	(189)	(286)
Total shareholders' equity	104,829	99,634	92,262
Total liabilities and shareholders' equity	$946,682	$923,751	$851,962

Timberland Fiscal Q2 2017 Earnings
April 25, 2017

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2017	2016	2016
PERFORMANCE RATIOS:
Return on average assets (a)	1.35%	1.39%	1.13%
Return on average equity (a)	12.24%	12.87%	10.42%
Net interest margin (a)	3.88%	3.91%	3.92%
Efficiency ratio	60.67%	59.07%	65.09%

	Six Months Ended
	March 31,		March 31,
	2017		2016
PERFORMANCE RATIOS:
Return on average assets	1.37%		1.18%
Return on average equity	12.55%		10.84%
Net interest margin	3.90%		3.96%
Efficiency ratio	59.86%		64.21%

	March 31,	Dec. 31,	March 31,
	2017	2016	2016
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$1,894	$2,364	$3,391
Loans past due 90 days and still accruing	135	135	135
Non-performing investment securities	638	681	868
OREO and other repossessed assets	3,005	3,254	5,458
Total non-performing assets (b)	$5,672	$6,434	$9,852

Non-performing assets to total assets (b)	0.60%	0.70%	1.16%
Net charge-offs (recoveries) during quarter	$3	$(17)	$(154)
Allowance for loan losses to non-accrual loans	506%	416%	296%
Allowance for loan losses to loans receivable (c)	1.40%	1.45%	1.59%
Troubled debt restructured loans on accrual status (d)	$6,428	$7,579	$7,923

CAPITAL RATIOS:
Tier 1 leverage capital	10.89%	10.60%	10.56%
Tier 1 risk-based capital	15.77%	15.13%	14.21%
Common equity Tier 1 risk-based capital	15.77%	15.13%	14.21%
Total risk-based capital	17.02%	16.39%	15.46%
Tangible common equity to tangible assets (non-GAAP)	10.54%	10.24%	10.23%

BOOK VALUES:
Book value per common share	$14.27	$14.32	$13.31
Tangible book value per common share (e)	13.50	13.51	12.49

__________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $404, $404 and $531 reported as non-accrual loans at March 31, 2017, December 31, 2016 and March 31, 2016, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q2 2017 Earnings
April 25, 2017

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	March 31, 2017		December 31, 2016		March 31, 2016
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans and loans held for sale	$688,506	5.14%	$684,911	5.13%	$631,708	5.26%
Investment securities and FHLB Stock	10,866	2.94	10,989	3.42	11,844	3.82
Interest bearing deposits and CD's	171,203	0.90	153,831	0.72	139,732	0.66
Total interest-bearing assets	870,575	4.27	849,731	4.31	783,284	4.42
Other assets	59,561		57,105		57,072
Total assets	930,136		906,836		840,356

Liabilities and Shareholders' Equity
NOW checking accounts	$208,736	0.22%	$202,385	0.23%	$184,414	0.24%
Money market accounts	127,935	0.34	120,311	0.32	105,670	0.30
Savings accounts	134,073	0.06	127,656	0.06	112,064	0.05
Certificate of deposit accounts	144,021	0.86	147,433	0.83	151,837	0.80
Total interest-bearing deposits	614,765	0.35	597,785	0.36	553,985	0.37
FHLB borrowings	30,000	4.08	30,000	4.07	45,000	4.22
Total interest-bearing liabilities	644,765	0.52	627,785	0.54	598,985	0.66

Non-interest bearing demand deposits	178,977		176,768		146,581
Other liabilities	4,208		4,495		3,455
Shareholders' equity	102,186		97,788		91,335
Total liabilities and shareholders' equity	930,136		906,836		840,356

Interest rate spread		3.75%		3.77%		3.76%
Net interest margin (1)		3.88%		3.91%		3.92%
Average interest-bearing assets to
average interest bearing liabilities	135.02%		135.35%		130.77%
_____________________________________
(1)Net interest margin = annualized net interest income /
average interest-bearing assets

Timberland Fiscal Q2 2017 Earnings
April 25, 2017

AVERAGE BALANCES, YIELDS, AND RATES –YEAR-TO-DATE
($ in thousands)
(unaudited)

	For the Six Months Ended
	March 31, 2017		March 31, 2016
	Amount	Rate	Amount	Rate

Assets
Loans and loans held for sale	$686,689	5.13%	$628,616	5.32%
Investment securities and FHLB Stock	10,929	3.18	11,900	3.43
Interest bearing deposits and CD's	162,433	0.81	136,666	0.59
Total interest-bearing assets	860,051	4.29	777,182	4.46
Other assets	58,317		57,645
Total assets	918,368		834,827

Liabilities and Shareholders' Equity
NOW checking accounts	$205,526	0.23%	$181,999	0.25%
Money market accounts	124,081	0.33	105,020	0.30
Savings accounts	130,829	0.06	111,205	0.05
Certificate of deposit accounts	145,746	0.84	152,858	0.78
Total interest-bearing deposits	606,182	0.36	551,082	0.37
FHLB borrowings	30,000	4.08	45,000	4.21
Total interest-bearing liabilities	636,182	0.54	596,082	0.66

Non-interest bearing demand deposits	177,860		144,544
Other liabilities	4,363		3,616
Shareholders' equity	99,963		90,585
Total liabilities and shareholders' equity	918,368		834,827

Interest rate spread		3.76%		3.80%
Net interest margin (1)		3.90%		3.96%
Average interest-bearing assets to
average interest bearing liabilities	135.19%		130.38%

_____________________________________
(1)Net interest margin = annualized net interest income /
average interest-bearing assets